EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Artelo Biosciences, Inc. 2018 Equity Incentive Plan, as amended	2,115,051	(2)	$0.465	$983,498.72	$91.17
Total Registration Fee				$983,498.72	$91.17

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(1)

Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Artelo Biosciences, Inc. 2018 Equity Incentive Plan, as amended (“2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for purposes of calculating the registration fee on the basis of $0.465 per share, in accordance with Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock market LLC on April 4, 2022.